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                                                                    Exhibit 23.6


                      CONSENT OF THE NICHOLSON GROUP, LTD.

     We hereby consent to the references to our firm under "Proposal One - The Merger - Real Estate Portfolio Appraisal by TNG" in the Proxy Statement and Prospectus which is a part of this Registration Statement and to the other references to our firm therein.


                                 /s/ THE NICHOLSON GROUP, LTD.
February 2, 1998
Hartland, Wisconsin